Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on S-1 (No. 333-271910) of COtwo Advisors Physical European Carbon Allowance Trust of our report dated January 11, 2024, relating to the financial statements of COtwo Advisors Physical European Carbon Allowance Trust.

/s/ COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 3, 2024